EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-173337, Amendment No. 2 to Registration Statement No. 333-167189 and Amendment No. 1 to Registration Statement No. 333-150239 on Form S-3 and in Registration Statement No. 333-156084 on Form S-8 of our report dated March 16, 2011 (September 26, 2011 as to Notes 12 and 22) (which report expresses an unqualified  opinion and includes an explanatory paragraph relating to a change in operating segments and the addition of a guarantor footnote), relating to the consolidated financial statements of Genesis Energy, L.P. and subsidiaries (the “Partnership”) appearing in this Current Report on Form 8-K of the Partnership filed on September 26, 2011.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
September 26, 2011